Exhibit 99.1

SS&C announces $1 Billion Stock Repurchase Program

WINDSOR, CT, August 1, 2022 (PR NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced that as part of the Company's long-term strategy to maximize stockholder value, its Board of has authorized a stock repurchase program, which will enable the Company to repurchase up to $1 billion in aggregate of the Company's outstanding shares of common stock. Under the renewed program, the Company’s proposed repurchases may be made from time to time in one or more transactions on the open market or in privately negotiated purchase and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under Securities Exchange Act of 1934, as amended.

The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with SS&C's stock plans and for other corporate purposes.

"We have confidence in SS&C’s business model, and believe the current share price undervalues SS&C’s financial strength and future prospects," said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. "We will use our free cash flow to opportunistically repurchase stock and pay down debt, while maintaining the flexibility to pursue high quality acquisitions."

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. Some 20,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Additional information about SS&C (Nasdaq:SSNC) is available at www.ssctech.com. Follow SS&C on Twitter, Linkedin and Facebook.
For more information Patrick Pedonti | Chief Financial Officer, SS&C Technologies Tel: +1-860-298-4738 | E-mail: InvestorRelations@sscinc.com
Justine Stone | Investor Relations, SS&C Technologies Tel: +1- 212-367-4705 | E-mail: InvestorRelations@sscinc.com